Exhibit 99(a)

FOR RELEASE: 6:30 a.m. ET, Monday, Oct. 18, 2004	CONTACT: Claudia Baucus (248) 813-2942

DELPHI GENERATES STRONG CASH FLOW IN Q3
Delphi meets revised Q3 earnings guidance
Non-GM revenues grow to 47 percent of total sales

     TROY, Mich. — Delphi Corp. (NYSE: DPH) today reported Q3 2004 revenues of $6.65 billion, and a GAAP net loss of $114 million or a loss of $0.20 per share. Excluding the impact of previously announced restructuring charges, Delphi reported a pro forma loss(1) of $66 million or a loss of $0.12 per share, in line with First Call consensus and guidance issued on Oct. 5, 2004. The company generated $360 million in operating cash flow(2), exceeding Q3 guidance and reflecting aggressive management of working capital and capital expenditures. Delphi also reaffirmed its Q4 2004 guidance for revenue, earnings and cash flow.

     “As we discussed on Oct. 5, the third quarter was a more challenging environment than we experienced in the first half of 2004, with increased commodity pressures, low production volumes, product launch issues and lower attrition,” said J.T. Battenberg III, Delphi’s chairman, chief executive officer and president. “While we have near-term challenges, our long-term strategy remains on track and we were able to grow our non-GM sales to 47 percent of Q3 revenues and generate strong operating cash flow(2) of $360 million — more than double the amount in Q3 2003. This strong cash flow generation, fueled by our non-GM revenue growth and aggressive cost reductions, allowed Delphi to strengthen its balance sheet and will continue to position Delphi for long-term value creation.”

2004 Q3 Financial Highlights

•	Revenue of $6.65 billion, up from $6.56 billion in Q3 2003.

•	Non-GM revenues increased to 47 percent of Q3 revenues, compared to year-ago levels of 40 percent. Non-GM revenue for the quarter reached $3.2 billion, up 20 percent from $2.6 billion in Q3 2003.

•	GAAP net loss of $114 million or a loss of $0.20 per share, compared to Q3 2003 net loss of $353 million or a loss of $0.63 per share. Excluding the impact of $25 million in restructuring charges in Q3, as well as a $23 million reduction in tax benefits on first half restructuring charges due to a reduction of the tax rate, pro forma net loss(1) of $66 million or a loss of $0.12 per share.

•	Operating cash flow(2) was $360 million, more than double the $177 million in Q3 2003, due to strong working capital and efficient capital spending.

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     “In the face of near-term headwinds, we are engaging our entire workforce in efforts to identify additional opportunities to defer non-critical SG&A and discretionary spending,” said Alan Dawes, Delphi vice chairman and chief financial officer. “In addition, Delphi is focusing on the effective management of our assets, working capital and capital expenditures and limiting our hiring. We are also looking at creative solutions across the entire supply chain to reduce overall costs and counteract some of the commodity market-driven cost increases. These actions will help Delphi continue to respond to the challenges we face during the remainder of the year.”

     “Furthermore, while we are taking aggressive actions to reduce our cost structure, we will not compromise customer-critical quality and delivery areas or waiver in our commitment to R&D,” Dawes added.

Restructuring Update

     In Q3, Delphi made additional progress on restructuring activities and announced the completion of consolidation activities at its Automotive Holdings Group Flint West, Mich., manufacturing operation. All production has ceased at the Flint West facility and all the remaining employees at the site have chosen to either retire, flowback to General Motors or transfer to other opportunities within Delphi.

     Relating to programs announced in October 2003, U.S. hourly workforce reductions have totaled approximately 5,675 and Delphi anticipates total reductions to be more than 6,000 through the end of 2004.

     “While we still have a good deal of work ahead of us, the steps we’re taking toward completing our October 2003 restructuring plan will enhance our long-term value for Delphi’s shareholders,” Dawes said.

2004 Q3 Business Highlights

     Delphi announced several business highlights that will increase revenue growth through regional and customer diversification, acquisitions and adjacent market sales. Highlights include:

NEW BUSINESS WINS

•	Delphi will supply motorized power sliding doors on the new Peugeot 1007, making it the first small car to have a single motorized door on both sides, power-assisted throughout the operating range.

•	Delphi will supply heating, ventilating and air conditioning modules for John Deere harvesting equipment.

•	Delphi will supply its MagneRide™ system to two premier European vehicle manufacturers for future European market applications.

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•	Delphi won a contract with Renault to provide the complete electrical/electronic distribution system for a future Renault vehicle.

ACQUISITIONS — Delphi acquired the intellectual property and substantially all the assets and certain liabilities of Dynamit Nobel AIS GmbH Automotive Ignition Systems, a key addition to its long-term occupant protection systems business strategy.

CONSUMER ELECTRONICS — Delphi and XM Satellite Radio introduced the new Delphi XM “SKYFi2”— the next generation SKYFi satellite radio receiver. The Delphi XM SKYFi2 has several new features, including the first-ever “pause” and “replay” functions for satellite radio.

ADJACENT MARKETS

•	Aerospace — Delphi and Parlex Corp. have entered into a strategic alliance in the aerospace interconnect market, where Parlex will provide Delphi Connection Systems with flexible circuits for various customer applications. In addition, Delphi was selected by aerospace company, Lycoming Engines, to provide advanced technology for general aviation engines.

•	Medical Systems — Delphi Medical Systems Corp. signed a licensing agreement with medical device company Debiotech, S.A. to manufacture and market Debiotech’s ambulatory intravenous (IV) pump, its associated disposables and accessories.

•	Computer Systems — Delphi launched a patented liquid cooling technology in the computer marketplace by applying its expertise in air conditioning and thermal technology to the personal computer industry. Confidentiality agreements prevent Delphi from disclosing customer details.

Q4 and 2004 CY Guidance

     “Although we expect the challenges facing our industry to continue in the near-term, we continue to drive our cost reduction activities in this intensely challenging environment and expect to remain in line with our 2004 earnings trajectory in the fourth quarter,” Dawes said.

Delphi provided the following Q4 and calendar year guidance:

•	Q4 revenues of $7.0 billion — $7.2 billion; CY revenues of $28.6 billion — $28.8 billion;

•	Q4 GAAP net earnings, including the anticipated impact of previously announced restructuring charges, from a loss of $18 million to positive earnings of $32 million; CY GAAP earnings of $48 million — $98 million;

•	Q4 pro forma net earnings(1) of $25 million — $75 million; CY pro forma earnings(1) of $233 million — $283 million; and

•	Q4 operating cash flow(3) of $350 million — $450 million; CY operating cash flow(2) of at least $1.4 billion.

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Additional Information

     Additional information concerning Delphi’s Q3 2004 results, Q4 outlook and status of the previously announced Securities and Exchange Commission investigation is available through the Investor Relations page of Delphi’s website at www.delphi.com, and in Delphi’s third quarter consolidated financial statements and management’s discussion and analysis, scheduled to be filed with the SEC later today on Form 8-K. A brief conference call concerning third quarter results for news media representatives, institutional investors and security analysts will be held at 11:00 a.m. ET today. For the general public, the briefing will be simultaneously webcast from the Investor Relations page at www.delphi.com.

About Delphi

     For more information about Delphi, visit www.delphi.com.

(1) Pro-forma earnings exclude the reduction of income tax reserves associated with the substantial completion of the 1999/2000 U.S. federal tax audit and after-tax charges related to previously announced restructuring plans.
(2) Operating cash flow is internally defined as GAAP cash flow from operations as shown on our consolidated statement of cash flows less capital expenditures, plus pension contributions and cash paid for employee, product line and related charges, and changes in the sale of accounts receivable and supplier financing programs. For reconciliation of operating cash flow to GAAP cash flow from operations, refer to “Highlights” section of this press release.
(3) As defined in footnote (2) above, based upon projected GAAP cash flow from operations of $400 million to $500 million.

All statements contained or incorporated in this press release which address operating performance, events or developments that we expect or anticipate may occur in the future (including statements relating to future sales or earnings expectations, savings expected as a result of our global restructurings or other initiatives, portfolio restructuring plans, volume growth, awarded sales contracts and earnings per share expectations or statements expressing general optimism about future operating results) are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s current views and assumptions with respect to future events. Important factors, risks and uncertainties which may cause actual results to differ from those expressed in our forward-looking statements are discussed in detail in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2003. In particular, the achievement of projected levels of revenue, earnings, cash flow and debt levels will depend on our ability to execute our portfolio and other global restructuring plans in a manner which satisfactorily addresses any resultant antitrust or labor issues and customer concerns, any contingent liabilities related to divestitures or integration costs associated with acquisitions, and other matters; the success of our efforts to diversify our customer base and still maintain existing GM business; the continued protection and exploitation of our intellectual property to develop new products and enter new markets; and our ability to capture expected benefits of our cost reduction initiatives so as to maintain flexibility to respond to adverse and cyclical changes in general economic conditions and in the automotive industry in each market we operate, including customer cost reduction initiatives, potential increases in warranty and raw material costs, pension contributions, healthcare costs, disruptions in the labor, commodities or transportation markets caused by terrorism or war and other changes in the political and regulatory environments where we do business. Delphi does not intend or assume any obligation to update any of these forward-looking statements.

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HIGHLIGHTS

Three and nine months ended September 30, 2004 vs. three and nine months ended September 30, 2003 comparison.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004 (a)	2003 (b)	2004 (c)	2003 (b)
		(in millions, except per share amounts)
Net sales:
General Motors and affiliates	$3,495	$3,927	$11,819	$12,795
Other customers	3,155	2,636	9,791	8,044

Total net sales	6,650	6,563	21,610	20,839
Less operating expenses:
Cost of sales, excluding items listed below	6,089	6,041	19,303	18,593
Selling, general and administrative	374	376	1,179	1,187 (d)
Depreciation and amortization	292	326	853	839
Employee and product line charges	9	348	79	348

Total operating expense	6,764	7,091	21,414	20,967

Operating income (loss)	(114)	(528)	196	(128)
Less: interest expense	54	48	165	138
Other income, net	12	8	25	12

Income (loss) before income taxes	(156)	(568)	56	(254)
Income tax benefit	(42)	(215)	(10)	(116)

Net income (loss)	$(114)	$(353)	$66	$(138)

Gross margin	8.4%	8.0%	10.7%	10.8%
Operating income margin	(1.7)%	(8.0)%	0.9%	(0.6)%
Net income margin	(1.7)%	(5.4)%	0.3%	(0.7)%

Basic earnings per share, 561 million and 560 million shares outstanding for the three and nine months ended September 30, 2004 and 2003, respectively	$(0.20)	$(0.63)	$0.12	$(0.25)

Diluted earnings per share, 561 million and 563 million shares outstanding for the three and nine months ended September 30, 2004, respectively, and 560 million shares outstanding for the three months and nine months ended September 31, 2003	$(0.20)	$(0.63)	$0.12	$(0.25)

(a)	Includes the third quarter 2004 charges of $17 million ($16 million after-tax) in cost of sales and $9 million ($9 million after-tax) in employee and product line charges (the “Third Quarter 2004 Charges”). In addition, in the third quarter of 2004, we adjusted our annual effective tax rate to 5%, which resulted in a reduction of our tax benefit for the 2004 charges recorded in the first six months of 2004 of $23 million. Excluding these items from the results for the three months ended September 30, 2004, cost of sales would have been $6,072 million, gross margin would have been 8.7%, operating loss would have been $(88) million, loss before income taxes would have been $(130) million, income tax benefit would have been $(64) million, net loss would have been $(66) million and basic and diluted per share would have been $(0.12).

(b)	Includes charges of $148 million ($94 million after-tax) in cost of sales, $56 million ($35 million after-tax) in depreciation and amortization and $348 million ($227 million after-tax) in employee and product line charges (the “2003 Charges”). Excluding these items from the results for the three months ended September 30, 2003, cost of sales would have been $5,893 million, gross margin would have been 10.2%, depreciation and amortization would have been $270 million, operating income would have been $24 million, loss before income taxes would have been $(16) million, income tax benefit would have been $(19) million, net income would have been $3 million and basic and diluted earnings per share would have been $0.01. Excluding these items from the results for the nine months ended September 30, 2003, cost of sales would have been $18,445 million, gross margin would have been 11.5%, depreciation and amortization would have been $783 million, operating income would have been $424 million, income before income taxes would have been $298 million, income tax expense would have been $80 million, net income would have been $218 million and basic and diluted earnings per share would have been $0.39.

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(c)	Includes the charges for the first nine months of 2004 of $83 million ($79 million after-tax) in cost of sales and $79 million ($75 million after-tax) in employee and product line charges (the “2004 Charges”). These amounts also include a $12 million reduction of income tax reserves no longer required now that the routine U.S. federal tax audit of the 1999 and 2000 tax returns is substantially completed. Excluding these items from the results for the nine months ended September 30, 2004, cost of sales would have been $19,220 million, gross margin would have been 11.1%, operating income would have been $358 million, income before income taxes would have been $218 million, income tax expense would have been $10 million, net income would have been $208 million and basic and diluted earnings per share would have been $0.37.

(d)	Includes $38 million ($25 million after-tax) related to a second quarter 2003 legal settlement, excluding this amount, selling, general and administrative expenses for the nine months ended September 30, 2003 would have been $1,149 million.

SECTOR RESULTS

Effective January 1, 2004, we realigned our business sectors by combining the interior product lines in the Dynamics, Propulsion, Thermal & Interior Sector which were previously included in the Electrical, Electronics, Safety & Interior Sector. The realignment is designed to strengthen our customer and market focus by bringing together similar product portfolios and to enhance our position as an integrated supplier.

Management reviews our sector operating results excluding the 2004 and 2003 Charges. Accordingly, we have presented our sector results excluding such amounts.

	Three Months Ended September 30,
			2004	2003
	2004	2003	Operating	Operating
Sector	Sales	Sales	Income (a)	Income (b)
		(in millions)
Dynamics, Propulsion, Thermal & Interior	$3,235	$3,292	$(96)	$16
Electrical, Electronics & Safety	3,283	3,054	185	172
Automotive Holdings Group	581	684	(164)	(160)
Other	(449)	(467)	(13)	(4)

Total	$6,650	$6,563	$(88)	$24

	Nine Months Ended September 30,
			2004	2003
	2004	2003	Operating	Operating
Sector	Sales	Sales	Income (c)	Income (b)
		(in millions)
Dynamics, Propulsion, Thermal & Interior	$10,690	$10,558	$57	$284
Electrical, Electronics & Safety	10,432	9,532	783	674
Automotive Holdings Group	2,005	2,271	(425)	(456)
Other	(1,517)	(1,522)	(57)	(78	) (d)

Total	$21,610	$20,839	$358	$424	(d)

(a)	Excludes the Third Quarter 2004 Charges of $9 million for Dynamics, Propulsion, Thermal & Interior, $13 million for Electrical, Electronics & Safety, and $4 million for Automotive Holdings Group.

(b)	Excludes the Third Quarter 2003 Charges of $106 million for Dynamics, Propulsion, Thermal & Interior, $124 million for Electrical, Electronics & Safety, $296 million for Automotive Holdings Group and $26 million for Other.

(c)	Excludes the 2004 Charges of $65 million for Dynamics, Propulsion, Thermal & Interior, $57 million for Electrical, Electronics & Safety, $33 million for Automotive Holdings Group and $7 million for Other.

(d)	Includes the second quarter 2003 legal settlement with a former supplier of $38 million.

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LIQUIDITY AND CAPITAL RESOURCES

BALANCE SHEET DATA
	September 30,		December 31,
	2004		2003
	(in millions)
Cash and cash equivalents	$902		$880

Junior subordinated notes due to Trust I and II	412		412
Debt	2,832	(a)	2,823	(a)

Net liquidity	$(2,342	) (a)	$(2,355	) (a)

Total stockholders’ equity	$1,530	(b)	$1,570	(b)

RECONCILIATION OF NET LIQUIDITY		(in millions)
Net liquidity at December 31, 2003		$(2,355)

Net income	$66
Depreciation and amortization	853
2004 Charges	162
Capital expenditures	(619)
Other, net	584

Operating cash flow as defined by management		1,046 (c)
Pension contributions		(600)
Cash paid for 2003 and 2004 Charges		(344)
Dividends		(117)
Other non-operating		28

Net liquidity at September 30, 2004		$(2,342)

(a)	Debt and net liquidity exclude sales of accounts receivable accounted for off-balance sheet.

(b)	Includes after-tax minimum pension liability adjustments to equity of $2,118 million at September 30, 2004, and December 31, 2003. Excluding these adjustments, stockholders’ equity would have been $3,648 million and $3,688 million as of September 30, 2004 and December 31, 2003, respectively.

(c)	A reconciliation to cash provided by operations as shown on our Statement of Cash Flows is as follows:

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2004	2003	2004	2003
		(in millions)
Net income	$(114)	$(353)	$66	$(138)
Depreciation and amortization	292	326	853	839
Deferred income taxes	(48)	(253)	(113)	(238)
Employee and product line charges	9	348	79	348
Changes in operating assets and liabilities	83	93	(99)	(275)

Cash provided by operating activities as shown in our consolidated statements of cash flows	222	161	786	536
Capital expenditures	(216)	(242)	(619)	(704)
Pension contributions	—	—	600	600
Cash paid for 2003 and 2004 Charges	63	48	344	72
Decrease in supplier financing program	(20)	—	(143)	—
Decrease in sale of accounts receivable	311	210	78	169

Operating cash flow as defined by management	$360	$177	$1,046	$673

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CONSOLIDATED BALANCE SHEETS

	September 30,
	2004	December 31,
	(Unaudited) (a)	2003
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$902	$880
Accounts receivable, net:
General Motors and affiliates	2,550	2,326
Other customers	1,365	1,438
Retained interest in receivables, net	857	717
Inventories, net
Productive material, work-in-process and supplies	1,638	1,518
Finished goods	504	478
Deferred income taxes	335	420
Prepaid expenses and other	278	269

Total current assets	8,429	8,046
Long-term assets:
Property, net	5,896	6,167
Deferred income taxes	4,036	3,835
Goodwill, net	787	776
Pension intangible assets	1,167	1,167
Other	915	913

Total assets	$21,230	$20,904

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Notes payable and current portion of long-term debt	$788	$801
Accounts payable	3,426	3,158
Accrued liabilities	2,432	2,232

Total current liabilities	6,646	6,191
Long-term liabilities:
Long-term debt	2,044	2,022
Junior subordinated notes due to Delphi Trust I and II	412	412
Pension benefits	3,080	3,574
Postretirement benefits other than pensions	6,223	5,697
Other	1,295	1,438

Total liabilities	19,700	19,334

Stockholders’ equity:
Common stock, $0.01 par value, 1,350 million shares authorized, 565 million shares issued in 2004 and 2003	6	6
Additional paid-in capital	2,664	2,667
Retained earnings	1,190	1,241
Minimum pension liability	(2,118)	(2,118)
Accumulated other comprehensive loss, excluding minimum pension liability	(151)	(151)
Treasury stock, at cost (3.8 million and 4.7 million shares in 2004 and 2003, respectively)	(61)	(75)

Total stockholders’ equity	1,530	1,570

Total liabilities and stockholders’ equity	$21,230	$20,904

(a)	Prepared in accordance with accounting principles generally accepted in the United States of America, on an unaudited basis.

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CONSOLIDATED STATEMENTS OF CASH FLOWS (a)

	Nine Months Ended
	September 30,
	2004	2003
	(in millions)
Cash flows from operating activities:
Net income (loss)	$66	$(138)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	853	839
Deferred income taxes	(113)	(238)
Employee and product line charges	79	348
Changes in operating assets and liabilities:
Accounts receivable and retained interests in receivables, net	(351)	(732)
Inventories, net	(142)	23
Prepaid expenses and other	58	33
Accounts payable	270	162
Employee and product line charge obligations	(261)	(46)
Accrued and other long-term liabilities	329	294
Other	(2)	(9)

Net cash provided by operating activities	786	536

Cash flows from investing activities:
Capital expenditures	(619)	(704)
Cost of acquisitions, net of cash acquired	(17)	—
Other	25	36

Net cash used in investing activities	(611)	(668)

Cash flows from financing activities:
Net proceeds from issuance of debt securities	—	492
Repayment of debt securities	(500)	—
Net proceeds from (repayments of) borrowings under credit facilities and other debt	484	(548)
Dividend payments	(117)	(119)
Issuances of treasury stock	2	1
Other	(18)	—

Net cash used in financing activities	(149)	(174)

Effect of exchange rate fluctuations on cash and cash equivalents	(4)	23

Increase (decrease) in cash and cash equivalents	22	(283)
Cash and cash equivalents at beginning of period	880	1,014

Cash and cash equivalents at end of period	$902	$731

(a)	Prepared in accordance with accounting principles generally accepted in the United States of America, on an unaudited basis.

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